EXHIBIT 15

Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information

The Board of Directors of The Western Union Company

We are aware of the inclusion in the Registration Statement (Form S-4) and related Prospectus of The Western Union Company for the registration of an aggregate of $3,000,000,000 of fixed and floating rate notes of our report dated November 6, 2006 (except Note 14, as to which the date is November 17, 2006) relating to the unaudited condensed consolidated interim financial statements of The Western Union Company.

/s/ Ernst & Young LLP

Denver, Colorado

December 18, 2006